Exhibit No. 10.117

EXECUTION VERSION

Deutsche Bank

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St,
London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500
DATE:    December 16, 2013

TO:    SunEdison, Inc.
501 Pearl Drive
St. Peters, MO 63376

ATTENTION:    Brian Wuebbels
EVP and Chief Financial Officer

TELEPHONE:    (636) 474-5000
FACSIMILE:    (636) 474-5158

FROM:    Deutsche Bank AG, London Branch

SUBJECT:    Additional Warrant Transaction (2021)

REFERENCE NUMBER(S):    561547

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Deutsche Bank AG, London Branch (“Dealer”) and SunEdison, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER OR DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. DEUTSCHE BANK SECURITIES INC. (“AGENT”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THE TRANSACTION BETWEEN DEUTSCHE AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH AGENT. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern, and in the event of any inconsistency between either the Equity Definitions or this Confirmation and the Agreement (as defined below), the Equity Definitions or this Confirmation, as the case may be, shall govern. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions. For the purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the “Cross-Default” provisions of Section 5(a)(vi) applicable to Counterparty with a “Threshold Amount” of USD100.0 million and with such other elections set forth in this Confirmation; provided that the words “, or becoming capable at such time of being declared,” shall be deleted from such Section 5(a)(vi)). The Transaction shall be the only transaction under the Agreement.

The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:

Trade Date:	December 16, 2013.

Effective Date:	December 20, 2013.

Components:
The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European.

Warrant Type:	Call.

Seller:	Counterparty.
Buyer:	Dealer.

Shares:	The common stock, par value USD0.01 per share, of Counterparty.

Number of Warrants:	For each Component, as provided in Annex C to this Confirmation.

Warrant Entitlement:	One Share per Warrant.

Strike Price:	As provided in Annex B to this Confirmation.

Premium:	As provided in Annex B to this Confirmation.

Premium Payment Date:	The Effective Date.

Exchange:	The New York Stock Exchange.

Related Exchanges:	All Exchanges.

Calculation Agent:
Dealer; provided that, notwithstanding anything to the contrary, all determinations, adjustments and calculations performed by Dealer in its capacity as Calculation Agent, as well as any determinations, adjustments or calculations by Dealer in any other capacity, pursuant to this Confirmation, the Agreement and the Equity Definitions shall be made in good faith and in a commercially reasonable manner. In the event the Calculation Agent or Dealer makes any calculation, adjustment or determination pursuant to this Confirmation, the Agreement or the Equity Definitions, the Calculation Agent or Dealer shall, upon written request from Counterparty, promptly provide an explanation in reasonable detail of the basis for any such determination, adjustment or calculation (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s or Dealer’s proprietary models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information); provided that following the occurrence of an event described under Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in the over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination date with respect to such Event of Default, as the Calculation Agent.

Procedure for Exercise:

In respect of any Component:

Expiration Date:
As provided in Annex C to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Calculation Agent shall declare the Final Disruption Date to be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Relevant Price for the Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and (ii) the Relevant Price for such Disrupted Day shall be determined by the Calculation Agent, using a volume-weighted method (assuming that such Disrupted Day was not going to be so disrupted as of the time of such disruption), based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date. “Final Disruption Date” has the meaning provided in Annex B to this Confirmation.

Automatic Exercise:
Applicable, and means that the Number of Warrants for each Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component, subject to the provisions set forth under “Limit on Beneficial Ownership” below.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof, and by replacing the words “or (iii) an Early Closure.” with “(iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:
Any event that Dealer determines, in its reasonable judgment, makes it advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such policies or procedures are imposed by law or have been voluntarily adopted by Dealer or its affiliate), consistently applied on a non-discriminatory basis to transactions of the type of the Transaction, for Dealer or its affiliate to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD
Settlement Method Election:
Prior to Counterparty’s receipt of the Required Stockholder Approval, Not Applicable. On and after Counterparty’s receipt of the Required Stockholder Approval, Applicable; provided that:

(i) Counterparty may elect Cash Settlement only if, on or prior to the Settlement Method Election Date, Counterparty delivers written notice to Dealer stating that Counterparty has elected that Cash Settlement apply with respect to every Component of the Transaction, and Dealer delivers written consent to such election by Counterparty, by the second (2nd) Scheduled Trading Day immediately following the day on which such notice is delivered by Counterparty;

(ii) on such notice delivery date, Counterparty shall be deemed to represent and warrant to Dealer in writing that, as of such notice delivery date:

(A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares;

(B) Counterparty is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws;

(C) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities;

(D) the capital of Counterparty is adequate to conduct the business of Counterparty;

(E) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;

(F) Counterparty would be able to purchase the Number of Shares in compliance with the laws of Counterparty’s jurisdiction or organization;

(G) Counterparty has the power to make such election and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such election, execution, delivery and performance; and

(H) such election and performance of its obligations under this Confirmation do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets, in each case other than any violation or conflict as would not have a material adverse effect on the Transaction or the parties hereto;

(iii) such Settlement Method Election shall apply to every Component; and

(iv) no event of default has occurred and is continuing under any indebtedness of the Counterparty or its subsidiaries in an aggregate amount of USD350 million or more.

At any time prior to making a Settlement Method Election, Counterparty may, without the consent of Dealer, amend this Confirmation by notice to Dealer to eliminate Counterparty’s right to elect Cash Settlement pursuant to this “Settlement Method Election” provision (but not, for the avoidance of doubt, Cash Settlement as the Default Settlement Method prior to Counterparty’s receipt of the Required Stockholder Approval).

Electing Party:	Counterparty

Settlement Method Election Date:	The tenth (10th) Scheduled Trading Day immediately preceding the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Prior to Counterparty’s receipt of the Required Stockholder Approval, Cash Settlement. On and after Counterparty’s receipt of the Required Stockholder Approval, Net Share Settlement.

Net Share Settlement:
If applicable, in lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, for each Component, Counterparty shall deliver to Dealer on the relevant Settlement Date a number of Shares equal to the Net Share Amount for such Component to the account specified by Dealer, and cash in lieu of any fractional Share valued at the Relevant Price for the Valuation Date corresponding to such Settlement Date, subject to the provisions set forth under “Registration/Private Placement Procedures” below.

Net Share Amount:
For any Exercise Date, a number of Shares, as calculated by the Calculation Agent, equal to (x) the product of (i) the number of Warrants being exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) the excess, if any, of the Relevant Price for the Valuation Date occurring on such Exercise Date over the Strike Price (such product, the “Net Share Settlement Amount”), divided by (y) such Relevant Price.

Cash Settlement:
If applicable, in lieu of the obligations set forth in Section 8.1 of the Equity Definitions, for each Component, Counterparty shall deliver to Dealer on the relevant Cash Settlement Payment Date an amount of cash in USD equal to the Net Share Settlement Amount for such Component to the account specified by Dealer.

Relevant Price:
On any Valuation Date, the volume weighted average price per Share for the regular trading session of the Exchange as displayed under the heading “Bloomberg VWAP” on Bloomberg Page “SUNE.N <equity> AQR” on such Valuation Date in respect of the period from 9:30 am to 4:00 p.m. (New York City time) on such Valuation Date (or if such volume weighted average price is not available or is, in the Calculation Agent’s reasonable discretion, manifestly erroneous, the Calculation Agent’s reasonable, good faith estimate of such price on such Valuation Date).

Settlement Currency:	USD.

Other Applicable Provisions:
The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 (except that, with respect to any Private Placement Settlement, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” and “Physically-settled” shall be read as references to “Net Share Settlement” and “Net Share Settled”. “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to such Warrant.

Dividends:

In respect of any Component:

Dividend Adjustments:
Counterparty agrees to notify Dealer promptly of the announcement of an ex-dividend date for any cash dividend by Counterparty.  If an ex-dividend date for any cash dividend or distribution on the Shares occurs at any time from, but excluding, the Trade Date to, and including, the Expiration Date (or, if later, the date one Settlement Cycle immediately preceding the date on which Counterparty’s settlement obligations in respect of such Component are satisfied in full) or if no ex-dividend date for a cash dividend or distribution by Counterparty occurs during any regular dividend period of Counterparty (as determined by the Calculation Agent) that falls, in whole or in part, after the Trade Date and on or prior to the Expiration Date (or, if later, the date one Settlement Cycle immediately preceding the date on which Counterparty’s settlement obligations in respect of such Component are satisfied in full), then in lieu of any adjustments as provided under “Method of Adjustment” below, the Calculation Agent shall make such adjustments to the Strike Price, the Number of Warrants and/or any other variable relevant to the exercise, settlement or payment or other terms of the Transaction as it deems appropriate to preserve for Dealer the intended economic benefits of the Transaction.

Adjustments:

In respect of any Component:

Method of Adjustment:
Calculation Agent Adjustment; provided, however, that the Equity Definitions shall be amended (a) by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the words “material economic”, (b) by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii) and (c) replacing the word “event” in Section 11.2(e)(vii) with the words “corporate action by the Issuer”; provided further (i) that adjustments may be made to account for changes in actual or expected volatility, dividends, correlation, stock loan rate and liquidity relative to the relevant Share, and (ii) (a) transactions described under "Summary—Recent Developments—Initial Public Offering of Semiconductor Materials Business" in the Offering Memorandum dated as of December 12, 2013 (the “Offering Memorandum”), including any subsequent dispositions of the Issuer's SSI (as defined in such section of the Offering Memorandum) interests, (b) transactions described under "Summary—Recent Developments—Initial Public Offering of SunEdison YieldCo Offering" in the Offering Memorandum (to the extent the Issuer owns at least 51% of the voting stock of SunEdison YieldCo (as defined in such section of the Offering Memorandum), including any subsequent dispositions of the Issuer's SunEdison YieldCo interests, and (c) transactions similar to the transactions described in clause (ii)(b) immediately above (to the extent Counterparty owns at least 51% of the voting stock of the entity involved in such transactions), will not constitute a Potential Adjustment Event pursuant to Section 11.2(e)(vii) referenced above.

Extraordinary Events:

New Shares:
In the definition of New Shares in Section 12.1(i) of the Equity Definitions (a) the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) the following clause shall be inserted at the end thereof: “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia that also becomes Counterparty under the relevant Transaction following such Merger Event or Tender Offer”.

Modified Calculation Agent Adjustment:
If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Counterparty being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Counterparty and the issuer of the Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its commercially reasonable hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, consistently applied on a non-discriminatory basis to transactions of the type of the Transaction, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by replacing the parenthetical provision therein with the following: “(which may include adjustments to account for any actual or expected changes in volatility, dividends, correlation, stock loan rate or liquidity relevant to the Shares or to the Transaction)”.

Announcement Event:
With respect to any Component, if an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Event on the theoretical value of such Component (i) on or after the relevant Announcement Date and (ii) on the Valuation Date or any earlier date of termination or cancellation for such Component (in each case, which may include, without limitation, any actual or expected change in volatility, dividends, correlation, stock loan rate or liquidity relevant to the Shares or to such Component), and if, in the case of clause (i) or (ii), such economic effect is material and Dealer so elects, the Calculation Agent will (x) adjust the terms of such Component to reflect such economic effect and (y) determine the effective date of such adjustment; provided that, notwithstanding the foregoing, if the related Merger Date or Tender Offer Date, as the case may be, or any subsequent related Announcement Event, occurs on or prior to the effective date of such adjustment, any further adjustment to the terms of such Component with respect to such Merger Date, Tender Offer Date or Announcement Event pursuant to this Confirmation and/or the Equity Definitions shall take such earlier adjustment into account (and, for the avoidance of doubt, where Cancellation and Payment is applicable, the Determining Party shall take into account such adjustment in determining the Cancellation Amount). “Announcement Event” shall mean the occurrence of an Announcement Date in respect of a Merger Event or Tender Offer, notwithstanding the fact that such Merger Date or Tender Offer Date may not, or may not be anticipated to, occur on or prior to the Valuation Date for the related Component. The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall be amended by (a) replacing the word “leads” in the third line thereof and in the fifth line thereof with the words “could lead (as determined by the Calculation Agent)” (b) deleting the word “firm” in the second and fourth lines thereof and (c) inserting the words “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” at the end of clauses (i) and (ii) thereof.

Consequences of Merger Events:

Merger Event:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

(c) Share-for-Combined:	Component Adjustment (Calculation Agent Determination).

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency and Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof, (ii) by the replacement of the word “Shares” with “Hedge Positions” in clause (X) thereof; (iii) by adding the phrase “or announcement” immediately after the phrase “due to the promulgation” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line and (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Inapplicable

Insolvency Filing:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points per annum

Increased Cost of Hedging:	Applicable.

Hedging Disruption:
Applicable; provided that:

(i)   Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:

   “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above, and which constitute an integral element of Hedging Party’s hedging activities with respect to any relevant Transaction, must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “if all of the Transaction is affected by such Hedging Disruption or, if less than all of the Transaction is affected by such Hedging Disruption, the portion of the Transaction so affected”.

Hedging Party:	Dealer for all applicable Additional Disruption Events

Determining Party:	Dealer for all applicable Extraordinary Events

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable
Mutual Representations: Each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(i)    Tax Disclosure.  Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(ii)    Commodity Exchange Act.  It is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in the CEA.

(iii)    Securities Act.  It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Dealer represents and warrants to Counterparty that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:

(i)    Counterparty shall immediately provide written notice to Dealer upon obtaining knowledge of the occurrence of an Event of Default; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer in connection with this Transaction until such information no longer constitutes material non-public information.

(ii)    (A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(iii)    Counterparty is not entering into the Transaction and will not make any election hereunder for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iv)    Counterparty’s most recent Annual Report on Form 10-K, taken together with all reports and other documents subsequently filed by it with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(v)    Upon Counterparty’s receipt of the Required Stockholder Approval, Counterparty will be deemed to represent and warrant to Dealer that the Shares issuable upon exercise of all Warrants (the “Warrant Shares”) (a) have been duly authorized and, when delivered pursuant to the terms hereof, shall be validly issued, fully-paid and non-assessable, and such issuance of the Warrant Shares shall not be subject to any preemptive or similar rights and (b) a number of Warrant Shares equal to the Maximum Delivery Amount has been accepted for listing or quotation on the Exchange, subject to notice of issuance; and, following Counterparty’s receipt of the Required Stockholder Approval, Counterparty shall ensure that at all times until its delivery obligations hereunder have been met in full that the total number of Shares reserved for issuance hereunder is at least equal to the Maximum Delivery Amount.

(vi)    Counterparty is not as of the Trade Date and as of the date on which Counterparty delivers any Termination Delivery Units, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase 7,846,551 Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization. In addition, as of the Trade Date and the Premium Payment Date (a) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities; (b) the capital of Counterparty is adequate to conduct the business of Counterparty; and (c) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act.

(viii)    Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements), or under any other accounting guidance.

(ix)    Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder, if any, shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency.

(x)    Counterparty shall deliver to Dealer on the Effective Date an opinion of counsel, dated as of such date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and clause (vii) above.

(xi)    Promptly following the receipt of the Required Stockholder Approval, Counterparty shall deliver to Dealer an officer’s certificate, signed by an authorized officer, stating the number of Available Shares (as defined in the provision titled “Limitation On Delivery of Shares” below).

(xii)    To Counterparty’s knowledge, other than general provisions of the Delaware General Corporation Law, no U.S. state or local law, rule, regulation or regulatory order applicable to the Shares or the Issuer would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates having the power to vote, owning or holding (however defined) Shares.

(xiii)    During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares will not be subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”).

(xiv)    If Cash Settlement is applicable, on each day during the Settlement Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(xv)    Any transaction that Dealer makes with respect to the Shares during the period beginning on the first day of the Settlement Period (or, if earlier, the time at which Counterparty delivers notice of its Cash Settlement election) and ending at the close of business on the final day of the Settlement Period shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Counterparty shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

(xvi)    Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD50 million.

(xvii)    Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(xviii)    Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliate is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

Miscellaneous:

Netting and Setoff.  Both parties waive any rights to set-off or net, including in any bankruptcy proceedings of Issuer, amounts due either party with respect to any Transaction hereunder against amounts due to either party from the other party under any other agreement between the parties.

Qualified Financial Contracts.  It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

Method of Delivery.  Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent.

Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction outside of Counterparty’s bankruptcy; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

No Collateral.  Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

Securities Contract; Swap Agreement.  The parties hereto agree and acknowledge that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events.  If Counterparty owes Dealer any amount in connection with the Transaction pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event (x) that is within Counterparty’s control or (y) as a result of which the Shares have changed into cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default or a Termination Event that resulted from an event or events outside Counterparty’s control) (a “Counterparty Payment Obligation”), Counterparty shall have the right following Counterparty’s receipt of the Required Stockholder Approval (but not, for the avoidance of doubt, prior to Counterparty’s receipt of the Required Stockholder Approval), in its sole discretion, to satisfy any such Counterparty Payment Obligation by delivery of Termination Delivery Units (as defined below) by (A) giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date or other date the transaction is terminated, as applicable (“Notice of Counterparty Termination Delivery”) and (B) remaking the representation set forth under “No Material Non-Public Information” below on the date of such notice; provided that, following Counterparty’s receipt of the Required Stockholder Approval (but not, for the avoidance of doubt, prior to Counterparty’s receipt of the Required Stockholder Approval), if Counterparty does not validly elect (or is not permitted to elect) to satisfy its Counterparty Payment Obligation by delivery of Termination Delivery Units, Counterparty shall satisfy its Counterparty Payment Obligation by delivery of Termination Delivery Units.  On a date determined by the Calculation Agent that is within a commercially reasonable period of time following receipt of a Notice of Counterparty Termination Delivery or a notice from Dealer requiring Counterparty to satisfy its Counterparty Payment Obligation by delivery of Termination Delivery Units, as the case may be, Counterparty shall deliver to Dealer a number of Termination Delivery Units having a cash value equal to the amount of such Counterparty Payment Obligation (as determined by the Calculation Agent in a commercially reasonable manner), subject to the provisions set forth opposite the caption “Registration/Private Placement Procedures” below.  If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units”.

“Termination Delivery Unit” means one Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, the Calculation Agent shall determine the composition of such consideration in its sole discretion.

Registration/Private Placement Procedures.  If, in the good faith reasonable judgment of Dealer, any Shares or Termination Delivery Units deliverable to Dealer hereunder, for any reason, would be in the hands of Dealer subject to any applicable restrictions on transfer (including, without limitation, any registration or qualification requirement or prospectus delivery requirement for such Shares or Termination Delivery Units) pursuant to any applicable federal or state securities law or otherwise (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Termination Delivery Units being “restricted securities”, as such term is defined in Rule 144) (such Shares or Termination Delivery Units, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) of Annex A hereto, at the sole election of Counterparty, unless waived by Dealer. Notwithstanding the foregoing, solely in respect of any Warrants exercised or deemed exercised on any Exercise Date, Counterparty shall elect, prior to the first Settlement Date for the first Exercise Date, a Private Placement Settlement (as defined in Annex A hereto) or Registration Settlement (as defined in Annex A hereto) for all deliveries of Restricted Shares for all such Exercise Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) of Annex A hereto shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make commercially reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement Settlement or Registration Settlement for such aggregate Restricted Shares delivered hereunder. If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii) of Annex A, as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Counterparty shall be the Defaulting Party.

Share Deliveries.  Counterparty acknowledges and agrees that, to the extent that Dealer (or its affiliate) is not then an affiliate, as such term is used in Rule 144, of Counterparty and has not been such an affiliate of Counterparty for 90 days (it being understood that Dealer or its affiliate shall not be considered such an affiliate of Counterparty solely by reason of its right to receive Shares pursuant to a Transaction hereunder), any Shares or Termination Delivery Units delivered hereunder either prior to or after the first anniversary of the Premium Payment Date shall be eligible for resale under Rule 144 or any successor provision at all times following such first anniversary, and Counterparty agrees that any Shares or Termination Delivery Units delivered after such first anniversary shall not bear any legends restricting, or referring to restrictions on, the resale of such securities, and, with respect to any Shares or Termination Delivery Units delivered prior to such first anniversary, on such first anniversary Counterparty shall remove, or cause the transfer agent for such Shares or Termination Delivery Units to remove, any legends referring to any restrictions on resale under the Securities Act from the certificates representing such Shares or Termination Delivery Units, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer or such affiliate. Counterparty further agrees that with respect to any Shares or Termination Delivery Units delivered hereunder at any time after 6 months from the Premium Payment Date but prior to 1 year from the Premium Payment Date, to the extent that Counterparty then satisfies the current information requirement of Rule 144, Counterparty shall promptly remove, or cause the transfer agent for such Shares or Termination Delivery Units to remove, any legends referring to any such restrictions or requirements from the certificates representing such Share or Termination Delivery Units upon delivery by Dealer or its affiliate to Counterparty or such transfer agent of any customary seller’s and broker’s representation letters in connection with resales of such Shares or Termination Delivery Units pursuant to Rule 144, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer or such affiliate. Notwithstanding anything to the contrary herein, Counterparty agrees that any delivery of Shares or Termination Delivery Units shall be effected by book-entry transfer through the facilities of the Clearance System if, at the time of such delivery, the certificates representing such Shares or Termination Delivery Units would not contain any restrictive legend as described above. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court changes after the Trade Date, Counterparty shall in good faith cooperate with Dealer to the extent necessary, if in the opinion of counsel of Counterparty, any amendments or modifications to the terms hereof are appropriate to comply with Rule 144, including Rule 144(b) or any successor provision, as in effect at the time of delivery of the relevant Shares or Termination Delivery Units.

No Material Non-Public Information.  Counterparty represents and warrants to Dealer that it is not aware of any material nonpublic information concerning itself, the Shares or option contracts related to the Shares.

Limit on Beneficial Ownership.  Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder, Automatic Exercise shall not apply with respect thereto, and no delivery hereunder (including pursuant to provisions opposite the headings “Alternative Calculations and Counterparty Payments on Early Termination and on Certain Extraordinary Events,” “Registration/Private Placement Procedures,” “Limitation on Delivery of Shares” or Annex A) shall be made, to the extent (but only to the extent) that the receipt of any Shares upon such exercise or delivery (after taking into account any Shares deliverable pursuant to any Other Warrant Transactions (as defined below)) would result in the Section 16 Equity Percentage (as defined below) exceeding 9% or the existence of an Excess Ownership Position as set forth in clause (2) of the definition thereof. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the Section 16 Equity Percentage (as defined below) exceeding 9% or the existence of such an Excess Ownership Position. If any delivery owed to Dealer or exercise hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery and Dealer’s right to exercise a Warrant shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Dealer gives notice to Counterparty that such exercise or delivery would not result in the Section 16 Equity Percentage (as defined below) exceeding 9% or the existence of such an Excess Ownership Position.

“Other Warrant Transactions” means any warrant transaction that (x) is entered into by Dealer and Counterparty within 30 days prior to or following the date hereof and (y) except with respect to the number of warrants, the strike price, the expiration dates, the final disruption dates and/or the premium, as applicable, is substantially similar hereto.

Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, provide Dealer with a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Warrant Equity Percentage (as defined below) is greater by 0.5% or more than the Warrant Equity Percentage set forth in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% or more than the Warrant Equity Percentage as of the date hereof) and, if such repurchase, or the intention to effect the same, would constitute material nonpublic information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase Notice. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, of (1) the numerator of which is the sum of (A) the product of the Number of Warrants and the Warrant Entitlement and (B) the number of Shares underlying any Other Warrant Transaction between Counterparty as seller and Dealer as buyer and (2) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling person (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, an “insider” as defined under Section 16 of the Exchange Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expense (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified herein, and to reimburse, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that the Indemnified Person fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this indemnity agreement. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

Limitation On Delivery of Shares.  Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Counterparty be required at any time to deliver any Shares hereunder to the extent that the number of Shares otherwise deliverable would exceed (i) prior to receipt of the Required Stockholder Approval, zero Shares or (ii) following receipt of the Required Stockholder Approval, a number of Shares (the “Maximum Delivery Amount”) equal to two times the Number of Shares. Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Maximum Delivery Amount be subject to adjustment following Counterparty’s receipt of the Required Stockholder Approval to the extent that such adjustment would cause the Maximum Delivery Amount to exceed the number of Available Shares, except to the extent that the transaction, event or circumstances giving rise to such adjustment result from actions of Counterparty or events within Counterparty’s control. Following Counterparty’s receipt of the Required Stockholder Approval, Counterparty represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding following Counterparty’s receipt of the Required Stockholder Approval) that the Maximum Delivery Amount is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in the Shares other than the Transaction and any Other Warrant Transactions (such Shares, the “Available Shares”). In the event that, notwithstanding the preceding sentence, Counterparty shall not have delivered the full number of Shares otherwise deliverable hereunder because Counterparty has insufficient authorized but unissued Shares that are not reserved for future issuance under transactions other than the Transaction and any Other Warrant Transactions (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved and (C) Counterparty additionally authorizes any unissued Shares that are not reserved for such other transactions. Counterparty shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter. Notwithstanding the provisions of Section 5 of the Agreement, in the event of a failure by Counterparty to comply with the agreement set forth in this provision, there shall be no grace period for remedy of such failure.

Counterparty agrees to use its best efforts to obtain approval from its stockholders (i) in accordance with the requirements of Rule 312.03(c) of the New York Stock Exchange Listed Company Manual (or any successor thereto) (such approval, the “Required NYSE Approval”) and (ii) in accordance with Delaware law, to sufficiently increase the number of Available Shares (such approval, the “Required Available Shares Approval” and, together with the Required NYSE Approval, the “Required Stockholder Approval”), in each case, to permit (x) the issuance pursuant to the Transaction of a number of Shares equal to two times the Number of Shares and (y) the issuance pursuant to the confirmations for any Other Warrant Transactions of a number of Shares equal to two times the “Number of Shares” as defined therein. For the avoidance of doubt, “best efforts” for the purposes of the preceding sentence means, for each of Counterparty’s two successive regularly scheduled annual shareholder meetings, until the Required Stockholder Approval is obtained at which Counterparty will seek to obtain the Required Stockholder Approval, putting forth such proposal on the official shareholder voting ballot, the board of directors of Counterparty (the “Board of Directors”) recommending shareholders vote in favor of such proposal, and the Board of Directors supporting such proposal in the event of any potential opposition.

Additional Termination Event. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which (1) Counterparty shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(i) Dealer in good faith reasonably determines that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with applicable securities laws, rules or regulations;

(ii) any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than Issuer or its subsidiaries, or Issuer’s or its subsidiaries’ employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the voting stock of Issuer representing 50.0% or more of the total voting power of all outstanding classes of such voting stock entitled to vote generally in the election of Issuer’s directors, or has the power, directly or indirectly, to elect a majority of the members of Counterparty’s board of directors;

(iii) Counterparty consolidates with, enters into a binding share exchange, merger or similar transaction with or into another person other than one or more of its subsidiaries or Counterparty sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, or any person consolidates with, or merges with or into, Counterparty, in any such event; provided that any merger, binding share exchange, consolidation or similar transaction pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of Counterparty’s voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of Counterparty’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute an Additional Termination Event; or

(iv) the holders of the Counterparty’s capital stock approve any plan or proposal for the liquidation or dissolution of Counterparty (whether or not otherwise in compliance with the applicable indenture);

provided that, notwithstanding the foregoing, an Additional Termination Event will not be deemed to have occurred if at least 90% of the consideration paid for Counterparty’s common stock in a transaction or transactions described under clasues (ii) and (iii) above, excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following the merger, consolidation or other transaction, and, as a result therefrom, the “Shares” are composed of such consideration; provided further that, notwithstanding anything to the contrary in the foregoing, (A) the transactions described under "Recent Developments—Summary—Initial Public Offering of Semiconductor Materials Business" in the Offering Memorandum (including any subsequent dispositions of Counterparty’s SSI interests), (B) to the extent Counterparty owns at least 51% of the voting stock of SunEdison YieldCo, the transactions described under "Summary—Recent Developments—Initial Public Offering of SunEdison YieldCo Offering" in the Offering Memorandum (including any subsequent dispositions of Counterparty’s SunEdison YieldCo interests) and (C) transactions similar to the transactions described in clause (B) immediately above (to the extent Counterparty owns at least 51% of the voting stock of the entity involved in such transaction) will not constitute an Additional Termination Event.

Notwithstanding anything to the contrary herein or in the Equity Definitions or the Agreement, any Counterparty Payment Obligation shall, for all purposes, be calculated without regard to the provisions set forth under “Limitation on Delivery of Shares” above; provided that the number of Shares deliverable pursuant to the provisions set forth under “Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events” above (if applicable) shall not exceed the applicable Maximum Delivery Amount.

Right to Extend.  Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Net Share Amount with respect to one or more Components), if Dealer determines, in its reasonable discretion, based on advice of counsel in the case of the immediately following clause (ii), that such extension is reasonably necessary or appropriate to (i) preserve Dealer’s (or its affiliate’s) commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market (it being understood that no such postponement shall be permitted unless such liquidity conditions are materially reduced from liquidity conditions on the Trade Date) or (ii) to enable Dealer (or its affiliate) to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer (or such affiliate) were Counterparty or an affiliate of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (or such affiliate), consistently applied, on a non-discriminatory basis, to transactions of the type of this Transaction.

Transfer or Assignment.  Counterparty may not transfer any of its obligations hereunder without the prior written consent of Dealer. Notwithstanding any provision of the Agreement to the contrary, Dealer may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty; provided that the following conditions are satisfied (i) the transferee being a United States person (as defined in the Internal Revenue Code of 1986, as amended) or provides Counterparty either a United States Internal Revenue Service Form W-8IMY (together with a Form W-9 or W-8ECI attached with respect to each beneficial owner) or Form W-8ECI and (ii) in Dealer’s reasonable determination, Counterparty will not be required, as a result of such transfer, to pay the transferee an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Counterparty would have been required to pay to Dealer in the absence of such transfer.

If, as determined in Dealer’s commercially reasonable discretion, (a) at any time (1) the Section 16 Equity Percentage exceeds 9%; (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local (including non-U.S.) laws, rules, regulations or regulatory orders, or any organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership, or could be reasonably viewed as meeting any of the foregoing, in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state, federal or non-U.S. regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under Applicable Restrictions, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination; (3) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 13.5% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law; or (4) at such time as Counterparty is subject to the Federal Power Act, Dealer (including any person subject to aggregation of Shares with Dealer) would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership under the Federal Power Act in excess of a number of Shares equal to 9.9% of the outstanding Shares (any such condition described in clause (1), (2), (3) or (4) an “Excess Ownership Position”), and (b) Dealer is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing and terms and within a time period reasonably acceptable to it of all or a portion of this Transaction pursuant to the preceding paragraph such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion (allocated among the Components thereof in the discretion of Dealer), (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption “Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events” shall apply to any amount that is payable by Counterparty to Dealer pursuant to this sentence). The “Section 16 Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day (or to the extent that the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

Amendments to Equity Definitions.

(a) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Counterparty.”

(b) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by: (i) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (ii) replacing “will lend” with “lends” in subsection (B); and (iii) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence;

(c) Section 12.9(b)(v) of the Equity Definitions is hereby amended by: (i) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); (ii) (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other”; and (iii) deleting subsection (X) in its entirety and the words “or (Y)” immediately following subsection (X); and

(d) Section 12.7(b) of the Equity Definitions is hereby amended by deleting the words “(and in any event within five Exchange Business Days) by the parties after” appearing after the words “agreed promptly” and replacing with the words “by the parties on or prior to”.

Matters Related to Agent.  Each party agrees and acknowledges that (i) Agent acts solely as agent on a disclosed basis with respect to the Transaction, and (ii) Agent has no obligation, by guaranty, endorsement or otherwise with respect to the obligations of either Counterparty or Dealer hereunder, either with respect to the delivery of cash or Shares, either at the beginning or the end of the Transaction. In this regard, each of Counterparty and Dealer acknowledges and agrees to look solely to the other for performance hereunder, and not to Agent.

Severability; Illegality.  Notwithstanding anything to the contrary in the Agreement, if compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

Waiver of Jury Trial.   EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

Early Unwind.  In the event the sale of the “Optional Notes” (as defined in the Purchase Agreement dated as of the Trade Date between Counterparty and Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as representatives of the initial purchasers party thereto) is not consummated with the initial purchasers thereof for any reason by the close of business in New York on December 20, 2013 (or such later date as agreed upon by the parties) (December 20, 2013 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in the preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

Payment by Counterparty. In the event that, following the payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default and, as a result, Dealer owes to Counterparty an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Counterparty, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol: The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of the Agreement. For the purposes of this section:

(a)    Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity;

(b)    Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity;

(c)    The Local Business Days for such purposes in relation to Dealer are New York, and in relation to Counterparty are New York;

(d) The following are the applicable email addresses:

Portfolio Data: Dealer: collateral.disputes@db.com;

      Counterparty: BWuebbels@sunedison.com;

Notice of discrepancy: Dealer: collateral.disputes@db.com;

            Counterparty: BWuebbels@sunedison.com;

Dispute Notice: Dealer: collateral.disputes@db.com

         Counterparty: BWuebbels@sunedison.com.

NFC Representation Protocol: The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to the Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of the Agreement. Counterparty confirms that it enters into the Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

Governing Law; Jurisdiction:    THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Amendment: This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.
Tax forms. Dealer will deliver to Counterparty a United States Internal Revenue Service Form W-8IMY (together a W-9 attached with respect to the beneficial owner) or any successor of such form (i) before the first payment date under this Confirmation and (ii) promptly upon reasonable demand by the Counterparty.
Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:
(a) Counterparty
SunEdison, Inc.
501 Pearl Drive
St. Peters, MO 63376

                Attn: Brian Wuebbels
    EVP and Chief Financial Officer
Fax: (636) 474-5000

(b) Dealer
Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attention:     Andrew Yaeger

Telephone:    (212) 250-2717
Email:        Andrew.Yaeger@db.com

with a copy to:

Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005
Attention:     Eric Natelson

Telephone:     (212) 250-7099
Email:        Eric.Natelson@db.com

Payment information. For purposes of the Agreement (unless otherwise specified in the Agreement), payment instructions for the parties shall be:

(a) Dealer Payment Instructions:	To be provided by Dealer

(b) Account for delivery of Shares to Dealer:     To be provided by Dealer
(c) Counterparty Payment Instructions:         To be provided by Counterparty
This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
Counterparty hereby agrees (a) to check this Confirmation and (b) to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile or electronic version of the fully-executed Confirmation at 44 113 336 2009. Originals shall be provided for your execution upon your request.
We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.
Very truly yours,
DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Lars Kestner Name: Lars Kestner Title: Managing Director

By:	/s/ Michael Sanderson Name: Michael Sanderson Title: Managing Director

DEUTSCHE BANK SECURITIES INC.,
acting solely as Agent in connection with this Transaction

By:	/s/ Lars Kestner Name: Lars Kestner Title: Managing Director

By:	/s/ Michael Sanderson Name: Michael Sanderson Title: Managing Director

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.
SUNEDISON, INC.

By:	/s/ R. Phelps Morris Name: R. Phelps Morris Title: Vice President and Treasurer

ANNEX A
Registration Settlement and Private Placement Settlement

(i)
If Counterparty elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). Dealer or its affiliate and Counterparty shall enter into a private placement agreement that is customary in form and substance for private placements of equity securities of its size and in Counterparty’s particular industry in connection with any Private Placement Settlement (including the resale of the Restricted Shares and any Make-Whole Shares by Dealer or its affiliate), which agreement shall include, without limitation, customary representations, covenants, blue sky and other governmental filings and/or registrations (with best efforts to obtain any necessary consents), indemnities to Dealer and its affiliates, due diligence rights (for Dealer or its affiliate or any potential buyer of the Restricted Shares or Make-Whole Shares, as the case may be, designated by Dealer or its affiliate), and using best efforts to obtain customary opinions and certificates, and such other documentation as is customary for private placement agreements for an offering of its size and in Counterparty’s particular industry, all commercially reasonably acceptable to Dealer or its affiliate.

(ii)
If Counterparty elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Counterparty shall promptly (but in any event no later than the beginning of the Resale Period) file and use its commercially reasonable efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares (and any Make-whole Shares) in accordance with customary resale registration procedures, including entry by Dealer or its affiliate and Counterparty into an underwriting agreement that is customary in form and substance for registered secondary equity offerings of its size and in Counterparty’s particular industry, including, without limitation, covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities, due diligence rights (for Dealer, its affiliate or any potential buyer of the Restricted Shares or Make-whole Shares, as the case may be, designated by Dealer or its affiliate), opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements for offerings of its size and in Counterparty’s particular industry, all reasonably acceptable to Dealer or its affiliate. If Dealer or its affiliate, in its sole discretion, is not satisfied with such procedures and documentation, Private Placement Settlement shall apply. If Dealer or its affiliate is satisfied with such procedures and documentation, it shall sell the Restricted Shares (or any Make-whole Shares) pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (or any Make-whole Shares) and ending on the earliest of (i) the Exchange Business Day on which Dealer or its affiliate completes the sale of all Restricted Shares or, in the case of settlement of Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Counterparty Payment Obligation and (ii) the date upon which all Restricted Shares (and any Make-whole Shares) may be sold or transferred by a non-affiliate pursuant to Rule 144 (or any similar provision then in force) without any further restriction whatsoever.

(iii)
If (ii) above is applicable and the Net Share Settlement Amount or the Counterparty Payment Obligation, as applicable, exceeds the realized net proceeds from such resale, or if (i) above is applicable and the Freely Tradeable Value (as defined below) of the Shares owed pursuant to the Net Share Settlement Amount, or the Counterparty Payment Obligation (in each case as adjusted pursuant to (i) above), as applicable, exceeds the realized net proceeds from such resale, Counterparty shall transfer to Dealer or its affiliate by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”), at its option, either in cash or in a number of Restricted Shares (“Make-whole Shares”, provided that the aggregate number of Restricted Shares and Make-whole Shares delivered shall not exceed the Maximum Delivery Amount) that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a value equal to the Additional Amount. If Counterparty elects to pay the Additional Amount in Make-whole Shares, Counterparty shall elect whether the requirements and provisions for either Private Placement Settlement or Registration Settlement shall apply to such payment. This provision shall be applied successively until the Additional Amount is equal to zero, subject to “Limitation on Delivery of Shares”. “Freely Tradeable Value” means the value of the number of Shares delivered to Dealer or its affiliate which such Shares would have if they were freely tradeable (without prospectus delivery) upon receipt by Dealer or its affiliate, as determined by the Calculation Agent by reference to the Relevant Price for freely tradeable Shares as of the Valuation Date, or other date of valuation used to determine the delivery obligation with respect to such Shares, or by other commercially reasonable means.

ANNEX B

The Strike Price, Premium and Final Disruption Date for the Transaction are set forth below.

Strike Price:	USD18.9255

Premium:	USD3,888,000.00

Final Disruption Date:	July 27, 2021

ANNEX C

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date

NY\6115957.2